Exhibit 10.79

MERIDIAN TOWER

TULSA, OKLAHOMA

OFFICE LEASE

BETWEEN

TC MERIDIAN TOWER LP

AND

ENGLOBAL DESIGN GROUP, INC.

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8.6.	Entire Agreement	11
8.7.	Waiver of Jury Trial	11
8.8.	Governing Law	11
8.9.	Recording	12
8.10.	Joint and Several Liability	12
8.11.	Landlord’s Fees	12
8.12.	Limitation on Landlord’s Liability	12
8.13.	Brokerage	12
8.14.	Subordination	12

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EXHIBIT 10.79

OFFICE LEASE

THIS OFFICE LEASE is entered into on January 24, 2004, by the Landlord and Tenant identified below for office space located in the Meridian Tower building located in Tulsa, Oklahoma.

Subject to the terms of this Lease, and in consideration of the Tenant’s agreement to lease space in the Building, pay rent and fulfill all of its other obligations under this Lease, Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Premises for the Term. The following defined terms are used in capitalized form throughout this Lease:

“Base Rent” means the sum of $30,000, payable in full upon the execution of this Lease.

“Building” means the Meridian Tower Building located at 5100 E. Skelly Drive, Tulsa, Oklahoma 74135.

“Landlord” means TC Meridian Tower LP, Landlord is a limited partnership organized under the laws of the State of Delaware. Landlord’s notice address for purposes of this Lease, is 5100 E. Skelly Drive, Suite 100, Tulsa, Oklahoma 74135, and the address where Rent should be directed, is 5100 E. Skelly Drive, Suite 100, Tulsa, Oklahoma 74135.

“Premises” means Suite 800 in the Building consisting of 10,055 rentable square feet (as depicted on the floor plan attached as Exhibit “A” to this Lease).

“Rent” means Base Rent and all other sums that Tenant is required to pay to Landlord pursuant to the terms of this Lease.

“Tenant” means ENGlobal Design Group, Inc. Tenant is a corporation organized under the laws of the State of Texas. Tenant’s notice address for purposes of this Lease is 600 Century Plaza Drive, Suite 140, Houston, Texas 77073, Attn: William Coskey, Chief Executive Officer.

“Term” means January 23, 2004 through April 23, 2004, subject to adjustment and earlier termination as provided in this Lease; provided that (a) Tenant may extend the Term through May 31, 2004 by giving Landlord written notice and paying additional Base Rent in the amount of $12,333 on or before April 23, 2004, (b) if Tenant extends under subparagraph (a) above, Tenant may extend the Term through June 30, 2004 by giving Landlord written notice and paying additional Base Rent in the amount of $10,000 on or before May 31, 2004, and (c) if Tenant extends under subparagraphs (a) and (b) above, Tenant may extend the term through July 31, 2004 by giving Landlord written notice and paying additional Base Rent in the amount of $10,000 on or before June 30, 2004.

“Work” means the improvements that will be made to the Premises in connection with this Lease as described in Section 1.1, if applicable.

All exhibits attached to this Lease are incorporated herein by this reference, as follows:

Exhibit A	-	Floor Plan
Exhibit B	-	Building Rules and Regulations

Landlord and Tenant agree as follows:

1.	The Premises.

1.1. Pre-Occupancy Improvements. Landlord and Tenant have agreed that no improvements will be made to the Premises in connection with this Lease, and Tenant accepts the Premises in their current “as-is” condition.

1.2. Post-Occupancy Improvements. Except for decorative activities inside the Premises (which will not cause any material damage to the Building or building systems, and will not be visible from outside the Premises), no additional improvements, alterations or additions in or to the Premises may be made without Landlord’s prior written consent. Tenant confirms that it has inspected and accepted the Building and the Premises and has determined that the Building and the Premises are suitable for its needs. Landlord and Tenant expressly disclaim any implied warranty that the Premises are suitable for Tenant’s activities, and Tenant’s obligation to pay Rent hereunder is not dependent upon the condition of the Premises.

1.3. Common Areas. In connection with Tenant’s occupancy of the Premises, Landlord also grants Tenant a non-exclusive right to use the common areas in the Building and on the land on which the Building is located for the intended and normal purpose for such common areas. Common areas include, as applicable, elevators, sidewalks, parking areas, driveways, hallways, stairways, public bathrooms, common entrances, any lobby and other similar areas and access ways. Landlord reserves the right to change the common areas from time to time, provided that sufficient common areas exist to give Tenant reasonable access to the Premises. Tenant’s use of the parking areas associated with the Building will not exceed the use of three (3) parking spaces for each 1,000 rentable square feet located within the Premises, and the referenced limitation will apply to the aggregate use by Tenant’s employees, agents and invitees. Landlord shall be responsible for ensuring ADA compliance in the common areas, excluding compliance complications arising out of a breach by the Tenant of this Lease. Tenant will be responsible for ensuring ADA compliance in the Premises during the Term.

1.4. Building Regulations. Tenant agrees to comply with the rules and regulations for the Building as established by the Landlord from time to time. The current rules and regulations for the Building, including the current building hours, are attached as Exhibit “B” to this Lease. Landlord reserves the right to amend such rules and regulations from time to time. Tenant also agrees to cause its employees, agents and affiliates to comply with such rules and regulations.

1.5. Use Restrictions. Tenant’s use of the Premises shall be limited to general office use. Any other uses are subject to Landlord’s prior written consent, which consent can be given or withheld in Landlord’s sole discretion. Without the Landlord’s prior written approval, the Tenant shall not (a) allow any use of the Premises which involves significant fire hazards or which could reasonably be expected to increase the insurance rates associated with the Building; (b) allow the storage or handling of hazardous or potentially hazardous materials in the Premises; (c) allow activities in the Premises which could reasonably be expected to adversely impact the ability of the other tenants in the Building to use and enjoy their space, or the Landlord’s ability to operate the Building; or (d) conduct any significant portion of its business from the Premises during periods outside the building hours for the Building. Tenant shall comply with all legal requirements relating to the use, condition and occupancy of the Premises.

1.6. Relocation. Landlord shall have the right to relocate Tenant to other space in the Building which is comparable in size, utility and condition to the Premises. To exercise such right, Landlord will give Tenant written notice. Within ten (10) days after any relocation notice is received by Tenant, the parties agree to execute and deliver an appropriate amendment to this Lease in order to (a) establish the effective date for the relocation, which will be 60 days after such notice is received by Tenant, as set forth in the notice given by Landlord; (b) obligate the Landlord to reimburse Tenant for Tenant’s reasonable out-of-pocket expenses incurred in moving Tenant’s furniture, equipment and supplies from the original space occupied to the relocation space; (c) establish the relocation space as the Premises; and (d) terminate the Tenant’s rights to the original space occupied.

1.7. Surrender of Premises. On or before the last day of the Term, Tenant shall deliver the Premises to Landlord in good repair and condition, reasonable wear and tear and condemnation and casualty damage excepted, and shall deliver to Landlord all keys to the Premises. If requested by Landlord, and to the extent requested by Landlord, Tenant will remove (at Tenant’s cost) wiring and cabling located within the Premises. Provided that no Event of Default has occurred, Tenant may remove all trade fixtures, furniture, and personal property placed in the Premises by Tenant, provided that items that are attached or affixed in any way to the Premises or Building will not be removed without Landlord’s prior written consent (and to the extent such consent is given, all damage to the Building or Premises caused by such removal will be repaired at Tenant’s cost), and (c) items that were paid for, in whole or in part, by the Landlord (including all fixtures and other improvements included in the Work) will not be removed without Landlord’s prior written consent. All items not so removed within shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be stored, sold, destroyed or otherwise disposed of by Landlord after any notices required by Oklahoma law are given. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. The provisions of this Section 1.7 shall survive the end of the Term.

2.	Landlord Services; Maintenance.

2.1. Landlord Services. Landlord agrees to provide the following services: (a) maintenance of the common areas of the Building; (b) water at existing supply points; (c) janitorial services on weekdays (other than holidays) for all Building standard installations; (d) elevator service; (e) electrical service for normal office equipment that does not require more than 110 volts or consume electricity at levels in excess of normal office equipment; and (f) heat and air conditioning, as appropriate, as necessary to maintain reasonably comfortable temperatures within the Premises. Landlord shall have the sole right to select the utility companies or other third parties which will provide such services, and to approve any such parties providing services to the Premises pursuant to contracts or similar arrangements with Tenant, such as telecommunications providers. The services to be provided by Landlord will only be provided during normal building hours. In the event Tenant requires or desires any services at other times or in excess of the described services, Tenant will be required to make appropriate arrangements with Landlord and pay the amounts charged by Landlord from time to time for excess services.

2.2. Interruptions. If any of the referenced services are interrupted and the lack of such service materially and adversely affects the Tenant’s ability to conduct business from the Premises for ten (10) consecutive business days or longer, Tenant’s exclusive remedy shall be a reasonable abatement of Base Rent for each consecutive day (after the referenced 10-day period) that the interruption occurs. Any interruption in services will not make the Landlord liable for damages or constitute a constructive eviction or otherwise affect Tenant’s obligations under this Lease (except for the abatement of Rent described in the preceding sentence).

2.3. Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by Tenant or an employee, agent or affiliate of the Tenant within fifteen (15) days after the occurrence of such damage. Any such work will be approved in advance in writing by Landlord, and performed only by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all of its contractors and subcontractors to procure and maintain insurance coverage naming Landlord as an additional insured against such risks, in such amounts, and with such companies as Landlord may reasonably require. All such work shall be performed in a good and workmanlike manner and in accordance with all legal requirements.

2.4. No Liens. Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Building for any work performed, materials furnished, or obligation incurred by or at the request of Tenant. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant, either (a) pay the amount of the lien and cause the lien to be released of record, or (b) file a statutory bond with respect to such lien and thereby cause such lien to be released as a claim against the Building. All persons now or hereafter contracting with Tenant or any contractor or subcontractor of Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Building or Landlord’s interest therein due to any work performed by or for Tenant.

3.	Rent and Security.

3.1. Base Rent. Tenant shall pay to Landlord the amount of Base Rent shown on the first page of this Lease contemporaneously with the execution of this Lease, and if any Base Rent associated with the monthly extensions described in the definition of “Term” on page 1 of this Lease is not received by the Landlord on or before the applicable deadlines, no such extension will be applicable and Section 6.8 will govern any occupancy by Tenant after the end of the Term.

3.2. Operating Expense Increases. [intentionally deleted]

3.3. Other Occupancy Costs. Except for the costs and expenses that Landlord expressly agrees to pay under the terms of this Lease, Tenant agrees to pay before delinquency any and all debts and obligations incurred in connection with its occupancy of the Premises, including any separately metered utilities and all personal property taxes assessed against the Tenant’s trade fixtures, equipment or other personal property.

3.4. Late Fees. All payments that Tenant is obligated to make under this Lease must be received by Landlord on or before the date due, time being of the essence with respect to all such payments. If any payments are late, Landlord shall be entitled to collect a late fee in the amount of five percent (5%) of the delinquent payment; provided, however, that such fee shall not be charged on Tenant’s first delinquency until five (5) days after Landlord delivers written notice of such delinquency to Tenant. In addition, any and all past due payments shall bear interest from and after the 30th day following the applicable due date, until paid, at the rate of 1.5% per month.

3.5. Nature of Rent Obligations. The Tenant’s obligation to pay Rent and the Landlord’s obligations under this Lease are independent obligations. All Rent payments will be required and made without notice, demand, deduction or offsets of any nature.

3.6. Tenant Review. Tenant represents and warrants that all financial and other information provided by or on behalf of Tenant to Landlord or Landlord’s agents in connection with this Lease was true and correct. If Tenant is not a publicly traded company, Tenant further agrees to furnish Landlord with updated financial information from time to time within fifteen (15) days after Landlord’s request.

4.	Insurance.

4.1. Building Insurance. Landlord shall keep the Building insured against damage and destruction by fire, vandalism and other perils in an amount and under such terms and conditions as Landlord and any mortgage holder on the Building deem appropriate.

4.2. Personal Property Insurance. Tenant shall keep its personal property and trade fixtures in the Premises and Building insured with “all risks” insurance in an amount covering one hundred percent (100%) of the replacement cost of the property and fixtures. Tenant will also keep any non-Building-standard improvements made to the Premises at Tenant’s request insured to the same degree as Tenant’s personal property, and name Landlord and any mortgage holder on the Building as loss payees.

4.3. Liability Insurance. Tenant will maintain commercial general liability insurance in amounts of $2,000,000 per occurrence, insuring Tenant, Landlord and Landlord’s property management company against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises.

4.4. Waiver of Subrogation. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy that covers the Building, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such event. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

4.5. Insurance Criteria. Insurance policies that the Tenant is required to maintain pursuant to this Lease: (a) will be issued by insurance companies licensed to do business in the State of Oklahoma and acceptable to Landlord; (b) will name the Landlord and the property management company as additional insureds as their interest may appear; (c) will provide that the insurance cannot be canceled or materially changed in the scope or amount of coverage unless thirty (30) days’ advance notice is given to the Landlord; (d) will be primary policies, and not contributing with, or in excess of, the coverage that the Landlord may carry; (e) may be carried through a “blanket policy” or “umbrella” coverage; and (f) will be maintained during the entire Term.

4.6. Evidence of Insurance. On or before the first day of the Term, and upon each renewal of its insurance policies, Tenant will send Landlord certificates of insurance evidencing its compliance with this Section. The certificate shall specify amounts, types of coverage, the waiver of subrogation, and the insurance criteria listed in Section 4.5. The policies shall be renewed or replaced and maintained by the Tenant.

4.7. Indemnity. Subject to Section 4.4, and excluding claims of third parties arising from the sole or gross negligence of Landlord or its agents, Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys’ fees) arising from (a) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or other inconvenience arising out of (a) any occurrence in the Premises, (b) the installation, operation, maintenance, repair or removal of any equipment installed by or at the request of Tenant in the Building, but outside of the Premises, or (c) Tenant’s failure to perform its obligations under this Lease. The indemnity shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the Tenant agrees to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party, and Tenant will maintain contractual liability insurance sufficient to cover such indemnity obligations.

4.8. Increase in Insurance. The amounts of coverage required by this Lease are subject to review at Landlord’s option at the end of each three-year period following the first day of the Term. At each review, the amounts of coverage shall be increased to the lesser of: (a) the amounts of coverage required by prudent landlords of comparable first class office buildings in the Tulsa metropolitan area; or (b) twenty-five percent (25%) higher than the previous insurance amounts. Landlord may make the review and require appropriate increases based upon this review within sixty (60) days after each three-year period ends.

5.	Loss of Premises.

5.1. Casualty. If the Building is damaged by fire, tornado or other casualty, the Landlord will promptly assess the damage and notify all affected tenants of the time period necessary to complete repairs (the “Restoration Period”). If the Premises are damaged, and the damage will materially and adversely affect the Tenant’s ability to conduct business from the Premises during the Restoration Period and the Restoration Period is greater than two hundred forty (240) days, Tenant may terminate the Lease by giving notice to the Landlord. Any termination notice must be received by Landlord within fifteen (15) days after the Tenant’s receipt of Landlord’s notice specifying the Restoration Period, and will be effective on the date received by the Landlord. Landlord may also terminate the Lease by giving notice to the Tenant if (a) the Restoration Period is greater than 240 days, (b) the damage occurs within the last twenty-four (24) months of the Term, (c) the insurance proceeds available to Landlord are insufficient to pay for all necessary repairs, including situations where the mortgage holder on the Building does not make the insurance proceeds available to Landlord, or (d) the Landlord decides not to repair and restore the Building based on its current economic analysis. If the Lease is terminated, Landlord will be entitled to receive all insurance proceeds payable under policies maintained by Landlord or Tenant with respect to alterations or improvements located in the Premises. If a casualty occurs but the Lease is not terminated, (a) Landlord will promptly and diligently repair and restore the Premises to substantially the same condition as existed before the event occurred, and (b) during all periods between the date of the casualty event and substantial completion of the repairs when the Tenant is unable to conduct business from the Premises, Base Rent shall be equitably abated. Landlord’s repair obligations under this section will be limited to the extent of insurance proceeds actually received by Landlord for the applicable casualty event, and will not include an obligation to repair or replace any trade fixtures, furniture, equipment or other personal property lost or damaged, any improvements made to the Premises at Tenant’s expense (all of which will be replaced at Tenant’s expense and/or with insurance proceeds arising from coverage maintained by Tenant) or any improvements other than building-standard improvements. Tenant will not have any rights or receive any benefits under this section if an Event of Default exists as of the date the damage occurs, or at any time thereafter, or if the Tenant or an employee, agent or affiliate of the Tenant caused the damage.

5.2. Condemnation. Landlord will promptly notify Tenant of any eminent domain or similar proceeding that will affect the Building or the common areas. If the entire Building or Premises are taken pursuant to the exercise of eminent domain rights, or conveyed in lieu thereof, this Lease will automatically terminate on the date that the Tenant is required to vacate the Premises. If only a portion of the Building is affected, the Landlord will promptly assess the situation and notify all affected tenants of restoration alternatives and the corresponding Restoration Period. If the Premises are affected, the condemnation event will materially and adversely affect the Tenant’s ability to conduct business from the Premises during the Restoration Period and the Restoration Period is greater than two hundred forty (240) days, Tenant may terminate the Lease by giving a termination notice in accordance with Section 5.1. Landlord may also terminate the Lease by giving notice to the Tenant if (a) the Restoration Period is greater than 240 days, (b) the condemnation occurs within the last twenty-four (24) months of the Term, (c) the condemnation award received by Landlord is insufficient to pay for all necessary repairs, including situations where the mortgage holder on the Building does not make the condemnation award available to Landlord, or (d) the Landlord decides not to repair and restore the Building based on its current economic analysis. If the Premises are affected but the Lease is not terminated, (a) Landlord will promptly and diligently repair the Premises to the extent possible, and (b) during all periods between the date of the taking and substantial completion of the repairs that the Tenant is unable to conduct business in the ordinary course from the Premises, Base Rent shall be equitably abated. If a portion of the Premises is lost permanently, Base Rent shall be equitably abated. Landlord’s repair obligations under this section will be limited to the extent of condemnation proceeds actually received by Landlord. Any and all condemnation or similar awards will be paid in full to Landlord, and Tenant hereby irrevocably assigns to Landlord all of its rights, title and interest in and to such awards, except to the extent that the Tenant is able to pursue a separate claim for its moving costs, lost profits or similar claims which will not reduce or otherwise adversely affect Landlord’s award. Tenant will not have any rights or receive any benefits under this section if an Event of Default exists as of the date the condemnation occurs, or at any time thereafter.

6.	Default.

6.1. Events of Default. Each of the following will constitute an “Event of Default” under this Lease: (a) a violation of Section 7.2 (which restricts the Tenant’s ability to assign its rights under this Lease), (b) a violation of Section 4 (which establishes the Tenant’s insurance requirements for this Lease), (c) Tenant’s failure to pay Base Rent within five (5) days after Landlord has delivered written notice to Tenant that the same is due, (d) Tenant’s failure to pay Landlord any sums due under this Lease (other than Base Rent) within ten (10) days after Landlord has delivered written notice to Tenant that the same is due, (e) Tenant’s failure to provide any certificate requested by Landlord pursuant to Section 4.6 within five (5) days after Landlord’s second written request, (f) Tenant’s failure to perform, comply with, or observe any other agreement or obligation under this Lease (i.e., other than the obligations described in subparagraphs (a) through (e) above) and the continuance of such failure for a period of more than thirty (30) days after Landlord has delivered written notice thereof; (g) Landlord determines that any financial or other information provided by or on behalf of Tenant in connection with this Lease was not true and correct; and (h) the filing of a petition by or against Tenant in any bankruptcy or other insolvency proceeding, or seeking any relief under any state or federal debtor relief law, including the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; provided, however, if such a petition is filed against Tenant, as opposed to by Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof. Notwithstanding the foregoing, an Event of Default shall occur immediately under subparagraph (c) above, and without any obligation of Landlord to give any notice, if Tenant fails to pay Base Rent when due and, during the preceding 12-month period, Landlord gave Tenant written notice of failure to pay Base Rent on one or more occasions. Landlord and Tenant agree that notices and cure periods set forth above are reasonable under the circumstances. Consequently, except for the notices described above, Tenant expressly waives any right to receive any notice of Tenant’s failure to perform or observe its obligations under this Lease, any notice to quit (including notices otherwise required by 41 Okla. Stat. § 6), any demands for payment of Rent or for possession of the Premises, and any other notices or cure periods provided by applicable law.

6.2. Default Remedies. Upon any Event of Default, Landlord may pursue any one or more of the remedies described in this Section. Any and all remedies set forth in this Lease (a) shall be in addition to any and all other remedies the Landlord may have at law or in equity, (b) shall be cumulative, and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy shall not be deemed an election of remedies, or preclude Landlord from exercising any other remedies in the future. For purposes of this Section 6, “collection costs” include all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (a) obtaining possession of the Premises, (b) removing and storing any personal property located in the Premises when Landlord takes possession thereof, (c) restoring the condition of the Premises to the condition that existed at the beginning of the Term, (d) If Tenant is dispossessed and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant improvements, and other costs incidental to such reletting), (e) performing obligations of the Tenant which Tenant failed to perform, and (f) otherwise enforcing or protecting the Landlord’s rights and remedies under this Lease.

6.3. Termination of Lease. Upon any Event of Default, Landlord may terminate this Lease by giving Tenant written notice thereof. In no event will the Lease be deemed to have been terminated unless and until the Landlord gives such notice and such notice specifically states that it is the Landlord’s intent to terminate the Lease. Upon any such termination, Tenant shall pay to Landlord all collection costs, all Rent accrued hereunder through the date of termination, and an amount equal to (a) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “prime rate” (as published in the Wall Street Journal on, the effective date of the termination), minus (b) the then present fair rental value of the Premises for such period, similarly discounted.

6.4. Termination of Possession. Upon any Event of Default, Landlord may terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant. Upon any such election by Landlord, Tenant shall pay to Landlord all collection costs, all Rent accrued hereunder through the date that Tenant’s right to possess the Premises is terminated, and an amount equal to (a) all Rent and other sums that Tenant is required to pay during the remainder of the Term, minus (b) any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due in connection with such reletting. The termination of Tenant’s right to possess the Premises shall not affect Tenant’s obligations under this Lease for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due from Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. If the reletting results in the Landlord’s receipt of net consideration which exceeds the amount of the Rent, Tenant will have no claim to such excess.

6.5. Option to Perform. Landlord may perform any act that the Tenant is obligated to perform under the terms of this Lease in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages. Tenant agrees to reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease, together with interest thereon at the rate of 1.5% per month.

6.6. No Waiver. No waiver by Landlord of any violation or breach of any requirement under this Lease shall waive Landlord’s rights regarding any future violations. Landlord’s acceptance of Rent following an Event of Default shall not cure the Event of Default or otherwise affect the Landlord’s remedies pursuant to such Event of Default. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on the payment or in any writing delivered with the payment.

6.7. Security Interest. In order to secure the amounts due and payable to Landlord under this Lease, Tenant grants to Landlord a security interest in all of Tenant’s goods located in the Building, and its accounts and general intangibles, and all proceeds thereof. Until all of the Tenant’s obligations under this Lease have been fully performed, the goods will not be removed from the Building without the prior written consent of Landlord. Upon the occurrence of an Event of Default, Landlord may, in addition to all other remedies, exercise the rights afforded to a secured party under the Oklahoma Uniform Commercial Code.

6.8. Holding Over. If Tenant fails to surrender the Premises at the end of the Term, Tenant will be a tenant at sufferance and will be subject to all of the terms of this Lease, provided that Base Rent will be an amount equal to two (2) times the Base Rent payable during the last month of the Term, and Tenant will be obligated to protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. The provisions of this Section 6.8 will not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or under applicable law.

7.	Assignments.

7.1. Landlord Transfer. Landlord may transfer any portion of the Building and assign any of its rights under this Lease at any time. If Landlord assigns its rights under this Lease, Landlord will be released from any further obligations hereunder arising after the date of the assignment, provided that the assignee assumes the obligations of the “landlord” hereunder in writing (including the obligations associated with the Security Deposit).

7.2. Tenant Restrictions. Tenant will not assign any of its rights under this Lease without the prior written consent of Landlord. This restriction will be construed to prohibit any of the following events (and all references to an “assignment” in this Section 7 will be deemed to include any of the following events): (i) any assignment or transfer (including transfers for purposes of collateral security) of this Lease or any estate or interest therein, whether directly or by operation of law, (ii) any subletting of any portion of the Premises, or the granting of any license or other right of occupancy with respect to any portion of the Premises, or any use of the Premises by any parties other than Tenant, (iii) any merger, consolidation, or other reorganization which results in another entity becoming the Tenant under this Lease, and (iv) if Tenant is an entity other than a corporation whose stock is publicly traded, any transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant. Notwithstanding the foregoing restriction, Tenant may assign its interest in this Lease without the written consent of Landlord to: (a) any entity that controls, is controlled by or is under common control with the Tenant, (b) any entity resulting from a merger or consolidation of Tenant, or (c) any entity that acquires all or substantially all of the Tenant’s assets, provided that any such assignee assumes in writing the Tenant’s obligations under this Lease and has a tangible net worth (calculated in accordance with GAAP standards, but excluding intangible assets) equal to or greater than the tangible net worth of Tenant as of the date of this Lease. Tenant shall promptly notify Landlord of any such assignment.

7.3. Consent Standards. When Landlord’s consent is required, Landlord’s consent to any proposed assignment will not be unreasonably withheld. Landlord will be deemed to be reasonable in withholding its consent if (i) the proposed assignee’s financial condition is determined by the Landlord to be unacceptable based on the criteria generally used by the Landlord to screen tenants of the Building, (ii) the proposed assignee’s business is not suitable for the Building considering the business of existing tenants or the criteria generally used by the Landlord to screen tenants of the Building, (iii) any terms of this Lease will be violated by the assignee’s occupancy of the Premises, including the use restrictions, (iv) Tenant proposes to retain any consideration to be received by it in connection with the assignment in excess of the amount payable to Landlord, (v) the proposed assignee is an occupant of the Building, or is a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment, negotiating to lease space in the Building (or any affiliate of any such person or entity), or (vi) Landlord will be required to incur any costs or expenses in connection with the proposed assignment (excluding costs or expenses that Tenant pays or agrees to pay in connection with its request for consent). Landlord may, within 30 days after submission of Tenant’s request for Landlord’s consent to an assignment, cancel this Lease as of the date the proposed assignment is to be effective. Thereafter, Landlord may lease the Premises to the prospective assignee (or to any other person) without liability to Tenant.

7.4. No Release/Waiver. No assignment will release Tenant from its obligations under this Lease unless the Landlord consents to such release in writing. Unless the Landlord consents to such release in writing, from and after any such assignment, Tenant and any assignee shall be jointly and severally liable under this Lease. Landlord’s consent to any assignment shall not waive Landlord’s rights with respect to any subsequent assignments, which will remain subject to the foregoing restrictions.

8.	Miscellaneous.

8.1. Force Majeure. Excluding Tenant’s obligations under this Lease that can be performed by the payment of money (such as payment of Rent and maintenance of insurance), whenever a period of time is prescribed for action to be taken by either party, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party. Otherwise, time is of the essence of the provisions of this Lease, including the exhibits attached as a part hereof.

8.2. Notices. All notices and other communications given pursuant to this Lease will be given in writing and addressed in accordance with the addresses reflected on the first page of this Lease (provided that the parties may change their addresses by giving notice of an address change in conformity with this provision). The approved notification methods under this Lease are (a) by certified mail with return receipt requested, (b) by hand delivery, (c) by nationally recognized overnight courier service, and (d) by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery. Upon request of Landlord, Tenant will furnish a signed certificate containing such factual matters relating to this Lease as the Landlord may reasonably request.

8.3. Separability. If any provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease will not be affected thereby and in lieu of such clause or provision, there will be added a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible which is legal, valid, and enforceable.

8.4. Amendments: Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in written and signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, subject to the restrictions contained in this Lease. This Lease is for the sole benefit of Landlord and Tenant, and, other than mortgage holders, no third party shall be deemed a third party beneficiary hereof.

8.5. No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

8.6. Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

8.7. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS LEASE.

8.8. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Oklahoma. Landlord and Tenant agree that the federal and state courts of the State of Oklahoma shall have exclusive jurisdiction over any disputes or other matters relating to this Lease.

8.9. Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such instrument recorded without the prior written consent of Landlord.

8.10. Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All obligations of Tenant under this Lease which are not fully performed at the end of the Term shall survive the end of the Term.

8.11. Landlord’s Fees, Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent.

8.12. Limitation on Landlord’s Liability. The parties expressly acknowledge and agree that the liability of Landlord (and its partners, shareholders, members or other affiliates) to Tenant, or any person or entity claiming by, through or under Tenant, for any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to the actual direct (but not consequential) damages sustained, and shall be recoverable only from the interest of Landlord in the Building. In no event will the Landlord or its partners, shareholders, members or other affiliates be personally liable in connection with any such claim.

8.13. Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Trammell Crow Services, Inc., whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all liabilities for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party. Upon reasonable advance notice to Tenant, Landlord or its broker will have the right to enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders and, during the last twelve (12) months of the Term, to prospective tenants.

8.14. Subordination. This Lease is subordinate to prior or subsequent mortgages covering the Building. If any mortgage is foreclosed, then: (a) this Lease shall continue; (b) Tenant’s possession shall not be disturbed provided that no Event of Default has occurred; (c) Tenant will attorn to and recognize the mortgagee or purchaser at foreclosure sale as Tenant’s landlord for the remaining Term; and (d) such mortgagee or purchaser shall not be bound by: (i) any payment of Rent for more than one month in advance, except the Security Deposit; (ii) any amendment, modification, or ending of this Lease without such mortgagee or purchaser’s consent after such party’s name and address is given to Tenant unless the amendment, modification, or ending is specifically authorized by this Lease and does not require Landlord’s prior agreement or consent, and (iii) any liability for any act or omission of a prior Landlord. This Section 8.14 is self-operating. However, Tenant shall promptly execute and deliver any documents needed to confirm this arrangement.

ENTERED INTO on the date set forth on the first page of this Lease.

TC MERIDIAN TOWER LP, a Delaware limited partnership

By:	Trammell Crow Tulsa Development, Inc., a Delaware corporation, its General Partner

	By:	/s/ [ILLEGIBLE]
		Name:	[ILLEGIBLE]
		Title:	President

LNGI OBAL DESlGN GROUP, INC

By:	/s/ [ILLEGIBLE]
	Name:	Michael M. Patton
	Title:	President